Exhibit 99.1

Primoris Services Corporation Provides Status Update On Richmond Refinery Project

Lake Forest, Calif., July 9, 2009 (GlobeNewswire via COMTEX News Network) – Primoris Services Corporation (NASDAQ: PRIM) (NASDAQ: PRIMU) (NASDAQ: PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced that it has been made aware that a California state judge has granted an order that may halt construction on a new hydrogen facility at Chevron Corp’s Richmond Refinery located in Contra Costa, California.  The Company also understands that Chevron intends to appeal the judge’s decision.

Primoris’ wholly-owned subsidiary, ARB, Inc., was hired by Praxair, Inc. (which contracted with Chevron to build the project) to build the hydrogen facility.  ARB has been performing this work at the Richmond site since September, 2008.  Primoris is awaiting additional information from Praxair, Inc. regarding the status of this project, however, as of this date, Company personnel remain on the project.  The possibility exists that the court ruling could cause the project to be delayed or cancelled, which could negatively impact Primoris’ financial results for the second half of 2009 and the first quarter of 2010.  At June 30, 2009, Primoris estimates that the backlog associated with the Richmond contract was approximately $50-60 million.  The Company will continue to keep investors apprised of material developments related to this matter.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.  For additional information on Primoris, please visit www.primoriscorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q which was filed on May 13, 2009.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@primoriscorp.com	dsullivan@equityny.com

Gerrard Lobo
Senior Account Executive
(212) 836-9610
globo@equityny.com

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